Exhibit 99.2

Press Release #201722	FOR IMMEDIATE RELEASE	October 26, 2017

Enertopia Announces Proposed Financing

Kelowna, BC—Enertopia Corporation (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it intends to complete a non-brokered private placement equity financing of CAD $350,000.

Enertopia intends to complete a non-brokered private placement financing (the "Offering") of seven million equity units priced at CAD$0.05; each equity unit consisting of one common share of the Company and one non-transferable share purchase warrant, each whole warrant entitling the holder to purchase one additional common share of the Company for a period of 24 months from the date of issuance, at a purchase price of USD$0.06; in order to raise gross proceeds of up to CAD $350,000.00

Enertopia intends to use the proceeds of the Offering as follows: Continued development of the Lithium brine (ENERLET) recovery technology, optimization plans for the permitting and development of the Company’s Lithium project in Clayton Valley and for general corporate and working capital purposes. The actual allocation of the proceeds may vary from the uses set forth above, depending on future operations or unforeseen events or opportunities. If the Offering is not fully subscribed, the Company may apply the proceeds of the Offering in such priority and proportions as the board of directors of the Company determines to be in the best interests of Company.

The Offering will be completed pursuant to Multilateral CSA Notice 45-313 – Prospectus Exemption for Distributions to Existing Security Holders ("CSA 45-313") and the corresponding blanket orders and rules implementing CSA 45-313 in the participating jurisdictions in respect thereof (collectively with CSA 45-313, the "Existing Security Holder Exemption") and Multilateral CSA Notice 45-318 - Prospectus Exemption for Certain Distributions through an Investment Dealer ("CSA 45-318") and the corresponding blanket orders and rules implementing CSA 45-318 in the participating jurisdictions in respect thereof (collectively with CSA 45-318, the "Investment Dealer Exemption").

As at the date hereof, the Existing Security Holder Exemption is available in each of the provinces of Canada, with the exception of Newfoundland and Labrador and the Investment Dealer Exemption is available in each of Alberta, British Columbia, Saskatchewan, Manitoba and New Brunswick.

Subject to applicable securities laws, the Company will permit each person or company who, as of October 25, 2017 (being the record date set by the Company pursuant to CSA 45-313) (the "Record Date"), who holds common shares of the Company as of that date (a "Current Shareholder") to subscribe under the Offering, provided that the Existing Security Holder Exemption is available to such person or company. Pursuant to CSA 45-313, each subscriber relying on the Existing Security Holder Exemption may subscribe for such number of equity units that results in an acquisition cost of less than or equal to CDN$15,000 for such subscribers, unless a subscriber is resident in a jurisdiction of Canada and has obtained advice regarding the suitability of the investment from a registered investment dealer (in which case such maximum subscription amount will not apply). Pursuant to CSA 45-318, each subscriber relying on the Investment Dealer Exemption must obtain advice regarding the suitability of the investment from a registered investment dealer.

Subscriptions pursuant to the Existing Security Holder Exemption are being allocated to subscribers on a "first come, first served" basis wherein the subscribers who are first to submit a completed subscription agreement and payment of the corresponding subscription proceeds will be accepted up until the maximum amount of the Existing Security Holder Exemption portion of the Offering is reached.

In addition to conducting the Offering pursuant to the Existing Security Holder Exemption and Investment Dealer Exemption, the Company will also accept subscriptions for equity units where other prospectus exemptions are available.

The Company may pay broker commissions of up to 10 percent in cash and 10 percent in broker warrants in connection with the Offering, subject to regulatory approval. Certain directors, officers and insiders of the Company may participate in the Offering. The Offering may be closed in one or more tranches as subscriptions are received.

The securities issued will be subject to a hold period in Canada of four months and one day, or for any resales into the United States under Rule 144, six months and one day. The Offering is subject to customary regulatory approvals.

About Enertopia Corp:

Company focused on using modern technology to build shareholder value. Working closely with Genesis Water Technologies (GWT) on an exclusive process (Enerlet) to recover and produce battery grade lithium from material sourced from the company’s Clayton Valley Lithium project.

For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its , mining projects, 3rd party lithium technology, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. There can be no assurance that the Clayton Valley project will be brought into production and that any royalty will be paid out. There can be no assurance that the financing will close and if closed will have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release